Exhibit 10.5
TRONOX INCORPORATED
2011 POST-EMERGENCE
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
     This sets forth the 2011 Post-Emergence Non-Employee Director Compensation Policy (the “Policy”) of Tronox Incorporated (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), which shall become effective upon the effective date of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Effective Date”) and remain in effect until the one-year anniversary of the Effective Date (the “Termination Date”).
     WHEREAS, the Company has adopted the Tronox Incorporated 2010 Management Equity Incentive Plan (the “Equity Plan”) which provides for grants of equity-based awards to employees, directors and other service providers of the Company;
     WHEREAS, the Equity Plan was approved by the Bankruptcy Court as part of the Company’s plan of reorganization and shall become effective upon the Effective Date; and
     WHEREAS, the Board has determined that it is in the best interests of the Company to establish this Policy to set forth the compensation that will be payable to each member of the Board who is not an employee of the Company or any subsidiary (each, an “Eligible Director”) for the period commencing on the Effective Date and ending on the Termination Date (the “Covered Period”).
     NOW, THEREFORE, the Board hereby agrees as follows:
     1. General. The cash compensation and stock grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Eligible Director during the Covered Period. The number of shares delivered under this Policy shall reduce the aggregate number of shares available for issuance under the Equity Plan.
     2. Cash Compensation.
          (a) Payment Amount. Each Eligible Director serving as a member of the Board shall receive an annual retainer of $70,000 for service on the Board during the Covered Period. In addition, an Eligible Director serving on the Board during the Covered Period as:
•	The chairman of the Board shall receive an additional annual retainer of $50,000 for such service.

•	The chairman of the Audit Committee shall receive an additional annual retainer of $50,000 for such service.

•	Each co-chairman of the Strategic Committee shall receive an additional annual retainer of $30,000 for such service.

•	The chairman of the Compensation Committee shall receive an additional annual retainer of $20,000 for such service.

•	The chairman of each of the Governance Committee, Nominating Committee or another committee established by the Board, respectively, shall receive an additional annual retainer of $20,000 for such service.

•	A committee member of each of the Audit Committee, Strategic Committee Compensation Committee, Governance Committee, Nominating Committee or another committee established by the Board, respectively, who is not serving as chairman of such committee, shall receive an additional annual retainer of $15,000 for such service.
          (b) Payment Schedule. The annual retainers for service on the Board and as chairman or members of committees of the Board, as set forth above, shall be paid by the Company in quarterly installments in arrears following the completion of each quarter that ends during the Covered Period. Such amounts shall be paid in the calendar quarter immediately following the quarter to which such amount relates, subject to the Eligible Director’s continued service on the Board through the applicable quarter. If any Eligible Director holds office as a director of the Board, or a committee thereof, for less than the full Covered Period, the Eligible Director shall only be entitled to the portion of the annual retainer payable through the end of the last full fiscal quarter for which the Eligible Director shall have served.
          (c) New Directors. In the event a new Eligible Director is elected or appointed to the Board during the Covered Period, such Eligible Director shall be eligible to receive as compensation for service as a member of the Board or as chairman or members of committees of the Board as set forth above a pro-rated amount of their applicable annual retainer as measured from the date of appointment or election through the Termination Date, payable in accordance with paragraph 2(b) above.
     3. Equity Compensation.
          (a) Equity Retainer Award. Within sixty (60) days following the Effective Date, Eligible Directors who are serving on the Board on the Effective Date shall be entitled to receive from the Company a grant of shares of restricted stock to be granted under the terms of the Equity Plan (the “Equity Retainer Award”) with a value equal to $70,000, determined by dividing $70,000 by the average of the ten (10) day trading price of the Company’s stock for the ten (10) day period commencing on the twentieth (20th) trading day following the Effective Date and rounding down to the nearest full share. The Equity Retainer Award shall vest in four (4) pro-rata equal installments on the last day of each quarter that ends during the Covered Period, provided that the Eligible Director is then providing services to the Board on each such vesting date.
          (b) Primary Award. Within thirty (30) days of the Effective Date, Eligible Directors who are serving on the Board on the Effective Date shall receive from the Company a grant of equity-based compensation consisting of 2,500 shares of restricted stock to be granted under the terms of the Equity Plan (the “Primary Restricted Shares”). The Primary Restricted Shares shall vest in twelve (12) pro-rata equal installments on the last day of each calendar quarter that ends following the Effective Date, provided that the Eligible Director is then providing services to the Board on each such vesting date.

          (c) Secondary Award. Within thirty (30) days of the Effective Date, Eligible Directors who are serving on the Board shall be entitled to receive from the Company a grant of equity-based compensation in the form of shares of restricted stock to be granted under the terms of the Equity Plan (the “Secondary Restricted Shares”) consisting of the following:
•	The chairman of the Board shall receive a Secondary Restricted Share award of 6,500 shares.

•	Each co-chairman of the Strategic Committee, who is not serving as chairman of the Board, shall receive a Secondary Restricted Share award of 6,500 shares.

•	The chairman of the Audit Committee, if he or she is not serving as chairman of the Board or chairman of the Strategic Committee, shall receive a Secondary Restricted Share award of 4,500 shares.

•	All Eligible Directors, other than the chairman of the Board and the chairmen of the Strategic Committee and Audit Committee, shall receive a Secondary Restricted Share award of 3,500 shares.
The Secondary Restricted Shares shall be subject to the following vesting schedule, provided that the Eligible Director is then providing services to the Board on each such vesting date: (i) twelve and one-half percent (12.5%) of the Secondary Restricted Shares shall vest on December 31, 2011, (ii) twelve and one-half percent (12.5%) of the Secondary Restricted Shares shall vest on December 31, 2012, (iii) twelve and one-half percent (12.5%) of the Secondary Restricted Shares shall vest on December 31, 2013, (iv) twenty percent (20%) of the Secondary Restricted Shares shall vest on December 31, 2014, and (v) forty-two and one-half percent (42.5%) of the Secondary Restricted Shares shall vest on December 31, 2015; provided, that all unvested Secondary Restricted Shares shall immediately vest upon the consummation of a change in control of the Company, as defined in the Equity Plan. Notwithstanding anything to the contrary set forth herein, effective January 1, 2014, the shareholders of the Company may, upon a majority vote, resolve to terminate any or all unvested Secondary Restricted Shares and, following such a vote, all such unvested Secondary Restricted Shares shall be cancelled and forfeited for no consideration.
     (d) New Directors. In the event a new Eligible Director is elected or appointed to the Board during the Covered Period, the Compensation Committee or the Board shall have authority to determine, at its sole discretion, such Eligible Director’s eligibility to receive any pro-rated grant of shares of restricted stock.
     4. Expense Reimbursement. All Eligible Directors will be eligible to be reimbursed for reasonable expenses incurred to attend meetings of the Board or committees thereof.

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